Exhibit 99.1

                                                       Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

+1 609-964-5123

Universal Display Corporation Announces the Appointment of New Board Members

Ewing, New Jersey – December 12, 2019 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today announced that Cynthia J. Comparin and Celia M. Joseph have been appointed as independent members to its Board of Directors, effective January 1, 2020. These new additions will expand Universal Display’s board to 9 members.

“On behalf of Universal Display Corporation and the Board of Directors, I am delighted to welcome Cynthia Comparin and Celia Joseph to the Board,” said Steven V. Abramson, President and Chief Executive Officer of Universal Display and a member of the Board. “Cynthia is an accomplished leader with financial prowess and diverse entrepreneurial talents. Celia is a highly regarded leader in international human resources management in the chemical industry. We believe the appointment of these two new independent Board members will enhance and broaden our perspective and dialogue as we continue to build and fortify our strategic and operational framework for long-term growth in the exciting global OLED industry.”

About Cynthia J. Comparin:

Cynthia Comparin brings approximately 30 years of leadership experience in international business, financial and strategic planning. Ms. Comparin founded and was the CEO of Animato, a technology solutions provider that partnered with clients to align business processes with technology to create value, from 1997 until she sold the company in 2016. Prior to establishing Animato, Ms. Comparin was President of ALLTEL’s Enterprise Network Services Division, Vice President and General Manager for Nortel’s Network Transformation Services Division and was General Manager of Latin America at Recognition International. From 1984 to 1994, Ms. Comparin held U.S. and internationally-based executive management positions at Electronic Data Systems (EDS). Ms. Comparin currently serves as an Independent Director of Cullen/Frost Bankers, Inc. (NYSE: CFR).  Ms. Comparin earned a Bachelor of Business Administration (BBA) in Finance from The University of Texas at Austin and has completed management programs at The Wharton School of Business and Harvard University.

About Celia M. Joseph:

Celia Joseph brings approximately 40 years of leadership experience in global human resource management and law. Most recently, Ms. Joseph served as Director, Employment and Benefits Law at Solenis LLC, where she provided leadership and advice for all areas of global employment and benefits law from 2014 until her retirement in 2018. Prior to Solenis, Ms. Joseph was Of Counsel at Fisher & Phillips LLP, founded the law firm Celia M. Joseph & Associates PC and was a Principal at Reaching Agreement ADR LLC. Ms. Joseph was previously at Rohm and Haas Company from 1980 to 2009. During her tenure at Rohm and Haas, she was an Assistant General Counsel, global Employment Law Manager, and Corporate EEO/Diversity Manager. Ms. Joseph holds a Bachelor of Arts (BA) degree from Temple University, a Juris Doctor (JD) degree from Temple University School of Law and a Master of Business Administration (MBA) from the Drexel University LeBow School of Business.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications.  Founded in 1994, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,000 patents issued and pending worldwide.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Headquartered in Ewing, New Jersey, with international offices in China, Hong Kong, Ireland, Japan, South Korea and Taiwan, and wholly-owned subsidiary Adesis, Inc. based in New Castle, Delaware, Universal Display works and partners with a network of world-class organizations. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

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All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated.

These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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